UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                            SCHEDULE 14A INFORMATION
                    Proxy Statement Pursuant to Section 14(a)
                     of the Securities Exchange Act of 1934

Filed by the Registrant /X/

Filed by a party other than the Registrant / /

Check the appropriate box:

/ /   Preliminary Proxy Statement
/ /   Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
/X/   Definitive Proxy Statement
/ /   Definitive Additional Materials
/ /   Soliciting Material Pursuant toss.240.14a-11(c) orss. 240.14a-12

                         The Hain Celestial Group, Inc.
                (Name of Registrant as Specified In Its Charter)


                      -------------------------------------
     (Name of Person(s) Filing Proxy Statement if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

/X/      No fee required.

/ /      Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and
         0-11.

         1)   Title of each class of securities to which transaction applies:
         2)   Aggregate number of securities to which transaction applies:
         3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set for the amount on which the filing fee is calculated and state how it was determined):
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/ /      Check box if any part of the fee is offset as provided by Exchange Act
         Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

         1)   Amount Previously Paid:
         2)   Form, Schedule of Registration Statement No.:
         3)   Filing Party:
         4)   Date Filed:

                         THE HAIN CELESTIAL GROUP, INC.
                         50 Charles Lindbergh Boulevard
                            Uniondale, New York 11553








                                                               November 12, 2001








Dear Fellow Stockholder:

     You are cordially invited to attend the Annual Meeting of Stockholders of The Hain Celestial Group, Inc., scheduled to be held on Tuesday, December 11, 2001 at the conference center, located in the lower lobby, at 58 South Service Road, Melville, New York 11747, commencing at 11:00 A.M., Eastern Standard Time. Your board of directors and management look forward to greeting personally those stockholders able to attend.

     Details of business to be conducted at the annual meeting are provided in the enclosed Notice of Annual Meeting of Stockholders and Proxy Statement. Also enclosed for your information is a copy of our Annual Report for 2001.

     It is important that your shares are represented at the meeting whether or not you plan to attend. Accordingly, we request your cooperation by promptly signing, dating and mailing the enclosed proxy in the envelope provided for your convenience.

                                      Sincerely,



                                      Irwin D. Simon
                                      President, Chief Executive
                                      Officer and Chairman of the Board

                         THE HAIN CELESTIAL GROUP, INC.
                         50 Charles Lindbergh Boulevard
                            Uniondale, New York 11553

                           --------------------------

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                               AND PROXY STATEMENT
                           --------------------------



To the Stockholders of THE HAIN CELESTIAL GROUP, INC.:

     The Annual Meeting of Stockholders of The Hain Celestial Group, Inc. will be held on Tuesday, December 11, 2001 at 11:00 A.M., Eastern Standard Time, at the conference center, located in the lower lobby, at 58 South Service Road, Melville, New York 11747, for the following purposes:

     1. To elect a board of directors to serve until the next Annual Meeting of Stockholders and until their successors are duly elected and qualified;

     2. To ratify the appointment of Ernst & Young LLP as our independent auditors for fiscal 2002;

     3. To consider and act upon a stockholder proposal, if presented at the meeting by its proponents, requesting the board of directors to review sales of food products containing genetically engineered ingredients and report to stockholders certain findings related thereto by August 2002, which proposal is opposed by our board of directors; and

     4. To transact such other business as may properly come before the meeting.

     Your vote is important. If you do not expect to be present at the meeting and wish your stock to be voted, please sign and date the enclosed Proxy and mail it promptly in the enclosed reply envelope addressed to Continental Stock Transfer & Trust Company, 2 Broadway, New York, New York 10004.

                     SOLICITATION AND REVOCATION OF PROXIES

     Proxies are being solicited on behalf of our board of directors, and we will bear the cost of such solicitation. We expect that the solicitation of proxies will be primarily by mail. Proxies may also be solicited by our officers and employees at no additional cost to us, in person or by telephone, telegram or other means of communication. We may reimburse custodians, nominees and fiduciaries holding our common stock for their reasonable expenses in sending proxy material to principals and obtaining their proxy. Any stockholder giving a proxy may revoke it at any time before it is exercised by written notice to our secretary or by voting in person at the meeting.

     It is expected that this Notice of Annual Meeting of Stockholders and Proxy Statement will first be mailed to stockholders on or about November 12, 2001.


              STOCKHOLDERS ENTITLED TO VOTE AND SHARES OUTSTANDING

     Only stockholders of record at the close of business on October 31, 2001 will be entitled to vote at the annual meeting. On that date, there were 33,768,937 shares of our common stock outstanding and entitled to be voted at the annual meeting. Each such share is entitled to one vote. Proxies marked as abstaining (including proxies containing broker non-votes) on any matter to be acted upon by stockholders will be treated as present at the meeting for purposes of determining a quorum but will not be counted as votes cast on such matters.

                       BENEFICIAL OWNERSHIP OF SECURITIES

     The following table sets forth certain information with respect to the beneficial ownership of our common stock as of October 1, 2001 for (1) each of our directors, (2) each of our executive officers, (3) each person who is known by us to beneficially own more than five percent of the outstanding shares of our common stock and (4) all of our directors and executive officers as a group. Beneficial ownership has been determined in accordance with Rule 13d-3 under the Securities Exchange Act of 1934 and does not necessarily bear on the economic incidents of ownership or the right to transfer the shares described below.


                                         Number of Shares  Percentage of Common
                                                                   Stock

Irwin D. Simon (1)........................     2,755,278             7.6%
Morris J. Siegel (2)......................       490,997             1.4%
Andrew R. Heyer (3) (4)...................       315,111               *
Beth L. Bronner (4) (5)...................        99,667               *
Jack Futterman (4) (6)....................        56,500               *
James S. Gold (4) (7).....................        54,000               *
Joseph Jimenez (4) (8) (9)................        40,500               *
Marina Hahn (4) (10)......................        56,108               *
Gregg A. Ostrander (4) (10)...............        53,696               *
Roger Meltzer (4)(11).....................        35,000               *
Ellen B. Deutsch (12).....................        32,200               *
Gary M. Jacobs (12).......................       200,015               *
Andrew Jacobson (12)......................        45,000               *
Ira J. Lamel (12).........................        62,500               *
Boulder, Inc. (9).........................     6,090,351             18.0%
H.J. Heinz Company (9)....................     6,090,351             18.0%
All directors and executive officers as a
  group (fourteen persons)(13)............     4,296,572             11.5%

---------------------
* Indicates less than 1%.

(1) Includes 535,000 shares of common stock issuable upon the exercise of options granted under our 1993 Executive Stock Option Plan and 1,735,000 shares of common stock issuable upon the exercise of options granted under our 1994 Long Term Incentive and Stock Award Plan (the "1994 Plan"). Mr. Simon is our President, Chief Executive Officer and Chairman of the Board of Directors.
(2) Includes 15,000 shares of common stock issuable upon exercise of options granted under our 1996 Directors Stock Option Plan (the "Directors Plan"), 75,000 shares issuable upon the exercise of options granted under the 1994 Plan and 288,342 shares of common stock issuable upon exercise of options assumed upon consummation of the merger of Celestial Seasonings, Inc. ("Celestial") with and into our wholly owned subsidiary on May 30, 2000 (the "Merger"). Mr. Siegel is Vice-Chairman of the Board of Directors. In addition, Mr. Siegel is an officer of Celestial and under an employment agreement with Celestial is entitled to an annual salary of $250,000 and severance equal to two times his annual salary if we terminate him without cause.
(3) Includes 63,000 shares of common stock issuable upon the exercise of options granted under the Directors Plan and 168,499 shares issuable upon the exercise of warrants received by Mr. Heyer upon distributions from Argosy-Hain Warrant Holdings, L.P. and Argosy Investment Corp.
(4)  Director of Hain.
(5) Includes 63,000 shares of common stock issuable upon the exercise of options granted under the Directors Plan.
(6) Includes 55,500 shares of common stock issuable upon the exercise of options granted under the Directors Plan.
(7) Includes 48,000 shares of common stock issuable upon the exercise of options granted under the Directors Plan.
(8) Consists of 40,500 shares of common stock issuable upon the exercise of options granted under the Directors Plan.
(9) According to Amendment No. 1 to Schedule 13D dated June 19, 2000, Boulder, Inc. ("Boulder") (formerly Earth's Best, Inc.), a wholly owned subsidiary of H.J. Heinz Company, holds 6,090,351 shares of common stock. Mr. Jimenez is President and Chief Executive Officer of Heinz North America, a division of H.J. Heinz Company. Share amounts presented for Mr. Jimenez do not include the shares of common stock held by Boulder.
(10) Includes for each of Ms. Hahn and Mr. Ostrander 30,000 shares of common stock issuable upon exercise of options granted under the Directors Plan and 22,770 shares of common stock issuable upon the exercise of Celestial options assumed upon consummation of the Merger.
(11) Consists of 35,000 shares of common stock issuable upon exercise of options granted under the Directors Plan.
(12) Includes 27,200 shares for Ms. Deutsch, 200,000 shares for Mr. Jacobs, 45,000 shares for Mr. Jacobson and 62,500 shares for Mr. Lamel of common stock issuable upon exercise of options granted under the 1994 Plan. In the case of Mr. Jacobs, includes 15 shares held by his son. Ms. Deutsch, Mr. Jacobs, Mr. Jacobson and Mr. Lamel are executive officers.
(13) Includes 535,000 shares issuable upon the exercise of options granted under the 1993 Plan, 2,144,700 shares issuable upon the exercise of options granted under the 1994 Plan, 333,882 shares issuable upon the exercise of options granted under Celestial plans assumed in connection with the Merger, 380,000 shares issuable upon the exercise of options granted under the Directors Plan and 168,499 shares issuable upon the exercise of warrants. See notes 1 through 12.

                                 PROPOSAL NO. 1
                              ELECTION OF DIRECTORS

     Our board of directors is currently comprised of ten members, each of whom is standing for re-election.

     Each director will hold office until the next Annual Meeting of Stockholders and until his or her successor is elected and qualified. The persons named as proxies in the accompanying proxy, who have been designated by the board of directors, intend to vote, unless otherwise instructed in such proxy, FOR the election of all of the nominees listed below.

     The following information describes the backgrounds and business experience of the nominees for director:

Irwin D. Simon(3), President, Chief Executive Officer and Chairman of the Board, Age 43

     Mr. Simon has been our President and Chief Executive Officer and a director since our inception and is our founder. Mr. Simon was appointed Chairman of the Board of Directors in April 2000. Mr. Simon is also the chairperson of our acquisition/strategy committee. From December 1990 through December 1992, Mr. Simon was employed in various marketing capacities with Slim-Fast Foods Company ("Slim Fast"), a national marketer of meal replacement and weight loss food supplements with annual revenues in excess of $500 million. His duties initially involved sales and marketing for the frozen and dairy divisions of Slim Fast, which included establishing and implementing marketing strategies and establishing a distribution system throughout the United States. In March 1992, Mr. Simon became Vice President of Marketing for Slim Fast. From 1986 through 1990, Mr. Simon was employed by The Haagen-Dazs Company, a division of Grand Metropolitan, plc. Haagen-Dazs is a manufacturer and distributor of premium ice cream and related products. Mr. Simon held a number of sales and marketing positions, including Eastern Regional Director of Haagen-Dazs Shops, the entity managing a majority of the franchisee system and all company-owned retail shops. Mr. Simon serves as a director of Technology Flavors & Fragrances, Inc. and other privately held companies and is the past chapter chairman of YPO-Gotham Chapter, New York City.

Morris J. Siegel(3), Vice Chairman of the Board, Age 51

     Mr. Siegel has been a director and Vice Chairman of the Board of Directors since May 2000. Prior to the Merger, Mr. Siegel had served as a director of Celestial since 1988, and Mr. Siegel has served as Chairman of the Celestial Board of Directors since 1991. Mr. Siegel founded Celestial in 1970 and was President and Chairman of the Board of Directors until 1986. From 1986 until 1990, Mr. Siegel was involved in private investments and not-for-profit activities, and from 1990 until 1991, was a founder and chief executive officer of Earth Wise, Inc., a marketer of environmentally friendly products. He served as Chief Executive Officer of Celestial from 1991 to 1997. Mr. Siegel also serves as a director of Wild Oats Markets, Inc., and several privately held companies and foundations.

Andrew R. Heyer(1)(3), Age 44

     Mr. Heyer has been a director since November 1993. Mr. Heyer is a founder of Trimaran Capital Partners, a private asset management firm with over $4 billion under management. Trimaran Capital Partners manages its second private equity fund, Trimaran Fund II, a $1.043 billion fund that concentrates on investments in the equity of private companies in the United States and Western Europe. In addition to its private equity funds, Trimaran Capital Partners also manages, through Trimaran Advisors, a portfolio of structured investment funds. Mr. Heyer is also a vice-chairman of CIBC World Markets Corp., co-head of CIBC Argosy Merchant Banking Funds and a member of CIBC's U.S. Management Committee. Prior to joining CIBC in 1995, Mr. Heyer was a founder and managing Director of The Argosy Group L.P. Mr. Heyer serves as a director of eLink Communications, Inc., Niagara Corporation, Fairfield Manufacturing Company, Inc., Lancer Industries, Inc., Millennium Digital Media Holdings, L.L.C., and NSP Holdings, L.L.C.

Beth L. Bronner(1), Age 50

     Ms. Bronner has been a director since November 1993 and is the chairperson of our compensation committee. Ms. Bronner, who is currently a private consultant and president of a private realty company, served as President and Chief Operating Officer of Advo Inc. from August 2000 until May 2001. Prior to that, Ms. Bronner was at Sunbeam Inc. from November 1998 as President-Health Division. Prior to that, she was with Citibank, N.A. from September 1996 as Senior Vice President and Director of Marketing for the United States and Europe. From July 1994 to August 1996, Ms. Bronner was Vice President - Emerging Markets of American Telephone & Telegraph Company Consumer Communications Services business. Ms. Bronner was President of the Professional Products Division of Revlon, Inc. from May 1993 until June 1994. From February 1992 to May 1993 she was Executive Vice President of the Beauty Care and Professional Products Division of Revlon, Inc. Ms. Bronner also serves as a director of Fortis, Inc.

Jack Futterman(2), Age 68

     Mr. Futterman has been a director since December 1996. Mr. Futterman served as Chairman and Chief Executive Officer of Party City Stores, Inc. from June 1999 through December 1999. Mr. Futterman retired as Chairman and Chief Executive Officer of the Pathmark Supermarket chain in March 1996. He joined Pathmark in 1973 as Vice President of its drugstore and general merchandise divisions and occupied a number of positions before becoming Chairman and Chief Executive Officer. Mr. Futterman is a registered pharmacist and former Chairman of the National Association of Chain Drugstores. He is a director of Party City, Inc., as well as several not-for-profit organizations.

James S. Gold(2)(3), Age 50

     Mr. Gold has been a director since March 1998 and is the chairperson of our audit committee. Mr. Gold is a Managing Director in the Banking Group of Lazard Freres & Co LLC. Since joining Lazard Freres & Co LLC in 1977, Mr. Gold has been involved in a broad range of investment banking activities, particularly relating to the consumer products and food industries. Mr. Gold is also a director of Smart & Final Inc.

Joseph Jimenez(3), Age 41

     Joseph Jimenez has been a director since September 1999. Mr. Jimenez has served as President and Chief Executive Officer of Heinz North America since November 1998. Prior to that, Mr. Jimenez served as president of Wesson/Peter Pan Food Co. and Orville Redenbacher/Swiss Miss Food Co. from March 1997 to November 1998. Mr. Jimenez serves on our board of directors as a designee of Boulder, Inc.

Marina Hahn(1), Age 42

     Ms. Hahn has been a director since May 2000. Prior to that, she had served as a director of Celestial since 1994. Currently, Ms. Hahn is Executive Vice President of J. Walter Thompson Company, an advertising agency. From 1996 to 1998, Ms. Hahn was Head of the Corporate Advisory Group for the William Morris Agency, Inc. From 1993 to 1995, Ms. Hahn was Vice President, Advertising for Sony Electronics, Inc., a consumer electronics manufacturer. From 1989 until joining Sony, she was the Director of Advertising for the Pepsi-Cola Company, a beverage company. From 1979 to 1989, she was employed by DDB Needham Worldwide, Inc., an advertising agency.

Gregg A. Ostrander(2), Age 48

     Mr. Ostrander has been a director since May 2000. Prior to that, he had served as a director of Celestial since 1998. Mr. Ostrander is Chairman, President and Chief Executive Officer of Michael Foods, Inc., a food processor, a position he has held since 1994. During 1993, he was Chief Operating Officer of Michael Foods. Mr. Ostrander was President of Swift-Eckrich Prepared Foods, a division of Con-Agra, Inc., a diversified food products company, from 1990 to 1993. From 1985 to 1990, Mr. Ostrander held the positions of Vice President--Marketing and Senior Vice President--Marketing at Armour Swift-Eckrich, Inc. Mr. Ostrander is a director of Arctic Cat, Inc. and Michael Foods, Inc.

Roger Meltzer(1), Age 50

     Mr. Meltzer has been a director since December 2000. Mr. Meltzer is a partner and a member of the executive committee of the law firm Cahill Gordon & Reindel, New York, New York, where he practices corporate law. Cahill Gordon & Reindel has represented us in various matters since 1994.

-----------------------

(1)      Compensation committee member.
(2)      Audit committee member.
(3)      Acquisition/strategy committee member.


Directors' Compensation, Committees and Meeting Attendance

     During the last fiscal year, the board of directors held eight meetings.

     During the last fiscal year, we did not pay any direct compensation to directors, other than reimbursement of out-of-pocket expenses incurred in connection with attendance at meetings of the board of directors. Under our director stock option plans, independent directors receive a grant of options to purchase 15,000 shares of our common stock upon election to the board of directors and options to purchase a minimum of 7,500 shares of common stock upon re-election at each subsequent annual meeting of stockholders, at exercise prices which are not less than the fair market value of the common stock at the time of grant. In addition, these director option plans allow for discretionary grants of options by the compensation committee, at exercise prices which are not less than the fair market value of our common stock at the time of grant. Directors who were re-elected at our stockholders meetings held December 7, 1999 and December 5, 2000 received options to purchase 10,500 shares and 15,000 shares, respectively, of our common stock in recognition for their services as di-rector and our new director elected at our stockholders meeting held December 5, 2000 received options to purchase 35,000 shares of our common stock upon his election to the board.

     The board of directors has three standing committees: the audit committee, the compensation committee and the acquisition/strategy committee.

     Audit Committee. Our audit committee is currently comprised of Messrs. Gold, Futterman and Ostrander, with Mr. Gold acting as chairperson. The audit committee's principal duties include recommending to our board of directors the selection, retention and termination of our independent auditors, evaluating the independence of the auditors, including whether the auditors provide any consulting services to us, reviewing with the independent auditors their report as well as making any recommendations with respect to our financial statements, accounting policies, procedures and internal controls. In addition, the audit committee is charged with determining whether there are any conflicts of interest in financial or business matters between us and any of our officers or employees. During fiscal 2001, our audit committee held four meetings. See "Report of the Audit Committee."

     Compensation Committee. Our compensation committee is currently comprised of Ms. Bronner, Mr. Heyer, Ms. Hahn and Mr. Meltzer, with Ms. Bronner acting as chairperson. The compensation committee administers our employee stock option plans, determines the compensation policies for our officers and recommends to the entire board of directors the salaries of our executive officers. During fiscal 2001, the compensation committee held two meetings. See "Report of the Compensation Committee on Executive Compensation."

     Acquisition/Strategy Committee. Our acquisition/strategy committee is comprised of Messrs. Simon, Siegel, Heyer, Jimenez and Gold, with Mr. Simon acting as chairperson. Our acquisition/strategy committee assists us in evaluating potential acquisition candidates, structuring acquisitions and integrating newly acquired businesses into our existing structure. We anticipate that this committee will begin holding meetings in fiscal 2002.

     During fiscal 2001, each of our incumbent directors (except for Mr. Heyer, who attended six of ten meetings and Mr. Ostrander, who attended eight of twelve meetings) attended at least 75% of the aggregate of the meetings of the board of directors and committees on which they served.

Executive Officers

     The following information describes the backgrounds and business experience of our current executive officers who are not also directors.

Ellen B. Deutsch, Senior Vice President -- Strategic Planning and Consumer Satisfaction, Age 40

     Ms. Deutsch has served as Senior Vice President - Strategic Planning and Consumer Satisfaction since October 2001 and, prior to that time, served as Senior Vice President--Strategic Planning and Food Service since June 2000. Prior to that, Ms. Deutsch served as Executive Vice President - Grocery/Mass-Market Division from November 1998 and Senior Vice President - Sales and Marketing from April 1997 to November 1998. Prior to May 1996, Ms. Deutsch was an executive of F&D Advertising Agency of Westbury, New York.

Gary M. Jacobs, Executive Vice President and Secretary, Age 44

     Mr. Jacobs was appointed Executive Vice President and Secretary on October 1, 2001. Prior to that time, Mr. Jacobs served as Executive Vice President - Finance since July 2000, Secretary since December 1998 and Treasurer and Chief Financial Officer since September 1998. Prior to his appointment as Executive Vice President - Finance, Mr. Jacobs served as Senior Vice President - Finance since September 1998. Prior to his employment with us, Mr. Jacobs was the Chief Financial Officer of Graham Field Health Products, Inc., a manufacturing and distribution company. In December 1999, Graham Field filed for bankruptcy protection under Chapter 11 of the Bankruptcy Code. Mr. Jacobs is a certified public accountant and served as Senior Manager at Ernst & Young LLP for 13 years.

Andrew Jacobson, President --  Natural Products Group, Age 40

     Mr. Jacobson has served as President of our Natural Products Group (formerly Natural Foods Division) following the consummation of the Westbrae acquisition in October 1997. From November 1992 until October 1977, Mr. Jacobson was President of Westbrae Natural Foods, Inc. and Little Bear Organic Foods, Inc. Prior to November 1992, Mr. Jacobson spent eight years in various divisional and corporate positions with Tree of Life, Inc., a major natural and specialty foods distributor. Mr. Jacobson has served on the board of the National Natural Foods Association.

Ira J. Lamel, Executive Vice President and Chief Financial Officer and Treasurer, Age 54

     Mr. Lamel was appointed Executive Vice President and Chief Financial Officer and Treasurer on October 1, 2001. Prior to his appointment, Mr. Lamel, a certified public accountant, was a partner at Ernst & Young LLP where he served in various capacities from June 1973 to September 2001. Ernst & Young LLP serves as our independent auditors, and Mr. Lamel directed all services to us, including the audits of our financial statements, during the fiscal 1994 through fiscal 2000 periods.

Executive Compensation

Summary of Cash and Certain Other Compensation

     The following table sets forth the compensation paid by Hain for services rendered during the three fiscal years ended June 30, 2001 to or for the accounts of our Chief Executive Officer and our other most highly compensated executive officers, who we refer to as the named executive officers. In addition, Ira J. Lamel joined our company on October 1, 2001 as Executive Vice President, Chief Financial Officer and Treasurer, at which time Gary M. Jacobs became Executive Vice President and Secretary.

                           Summary Compensation Table

                                                                                                 Long-Term
                                                           Annual Compensation                   Compensation
                                                                                                 Awards
                                                                                                 Securities
Name and                                      Fiscal                            Other Annual     Underlying
Principal Position                            Year      Salary       Bonus      Compensation     Options

Irwin D. Simon                                2001     $460,000       (1)         $5,400           600,000
President, Chief Executive Officer and        2000     $375,000    $625,000(2)    $5,400                 0
Chairman of the Board                         1999     $300,000    $165,000       $5,400           700,000

Ellen B. Deutsch                              2001     $160,000       (1)         $5,400            10,000
Senior Vice President -                       2000     $160,000    $ 20,000       $5,400                 0
Strategic Planning and Consumer Satisfaction  1999     $158,000       $0          $5,400             8,000(3)

Gary M. Jacobs (4)                            2001     $261,000       (1)         $5,400            50,000
Executive Vice President - Finance, Chief     2000     $216,000    $225,000(2)    $5,400                 0
    Financial Officer, Treasurer and          1999     $150,000    $ 99,500       $4,500           175,000
    Secretary

Andrew Jacobson                               2001     $247,500       (1)         $5,400           0
President - Natural Products Group            2000     $233,333    $ 82,000       $5,400           50,000(3)
                                              1999     $216,700    $ 77,000      $46,793(5)        20,000(3)

--------------------------------

(1) We have not yet determined annual bonuses for the named executive officers for fiscal 2001. Executive bonuses are based on performance targets such as volume, profit, EBITDA, acquisitions, acquisition integration, costs, efficiencies, new products and distribution growth as well as other objective criteria specific to each executive's responsibilities.
(2) Includes a one-time bonus in connection with past acquisitions (including Celestial) of $250,000 for Mr. Simon and $125,000 for Mr. Jacobs.
(3) 50% becomes exercisable one year from the date of grant and 50% becomes exercisable two years from the date of grant.
(4)  Mr. Jacobs commenced employment on September 8, 1998.
(5)  Includes $41,393 in relocation expenses and related fees.

Employment Agreements

Irwin D. Simon

     We have entered into an employment agreement with Mr. Simon. The term of the agreement is for three years and can be extended for one additional year by mutual consent. Mr. Simon's employment agreement provides for a minimum annual base salary of $460,000 for the fiscal year ended June 30, 2001, $520,000 for the fiscal year ending June 30, 2002 and $600,000 for the fiscal year ending June 30, 2003. Mr. Simon's employment agreement also provides for an annual bonus ranging from 0% to 200% of his annual compensation upon the achievement of sales and profitability objectives to be determined by our compensation committee. Under the agreement, Mr. Simon will also receive an annual grant during each year of the term of his agreement of options under our 1994 Plan exercisable for 300,000 shares of our common stock at an exercise price equal to the market price on the date of the grant, and a one-time grant of options to purchase an additional 300,000 shares of our common stock which were provided for in his previous employment arrangement but were not granted as of June 30, 2000. In the event that Mr. Simon is terminated without cause or he resigns for good reason, which will include resignation upon a change of control, he will be entitled to, among other things, two years annual salary and two years average annual bonus plus compensation in lieu of his granted and ungranted options (based on a black-scholes value) as of the date of his termination, together with options to purchase an additional 300,000 shares of our common stock. Mr. Simon has also agreed not to compete with us during his employment term or for a period of two years thereafter and has agreed to customary provisions regarding confidentiality and proprietary rights.

Change of Control Agreements

     We have entered into change of control agreements with Messrs. Jacobs, Jacobson and Lamel that provide that, in the event that, following a change of control of Hain, the surviving corporation takes certain actions, including a termination without cause, diminution in duties or forced relocation, such executive officer will be entitled to terminate his employment and receive two times annual base salary and annual bonus, two years benefits continuation and immediate vesting of all outstanding options.

Stock Option Grants and Exercises

     The tables below set forth information with respect to grants of options to, and exercise of options by, our Chief Executive Officer and our other named executive officers during our fiscal year ended June 30, 2001.

                        Option Grants in Last Fiscal Year

                            Individual Grants                                         Potential Realizable
                                      % of Total                                        Value at Assumed
                        Options       Number of                                       Annual Rates of Stock
                        Granted to    Securities    Exercise                           Price Appreciation
                        Employees     Underlying    or Base                              for Option Term
                        in Fiscal     Options       Price        Expiration            -------------------
Name                    Year          Granted       ($/Sh)(1)    Date                  5%             10%
----                    -----------   -----------   ---------    ----------           ----            ---
Irwin D. Simon            600,000          44.81%      $26.625   Jul. 31, 2010     $4,413,598     $9,752,897
Ellen B. Deutsch           10,000           0.75%      $27.00    Nov. 10, 2010        $74,596       $164,838
Gary M. Jacobs             50,000           3.73%      $27.00    Nov. 10, 2010       $372,980       $824,189

--------------------

(1) Options were granted at exercise prices which were not less than the fair market value of the common stock at the time of grant.

                 Aggregate Option Exercises in Last Fiscal Year
                        and Fiscal Year End Option Values


                                                          Securities Underlying             Value of Unexercised
                            Shares                         Unexercised Options              In-the-Money Options
                           Acquired        Value          Held at June 30, 2001              at June 30, 2001(1)
Name                     on Exercise     Realized     Exercisable     Unexercisable     Exercisable     Unexercisable
Irwin D. Simon              65,000      $1,659,425     1,970,000                0      $14,654,425            $0
Ellen B. Deutsch                 0           --           27,200                0         $205,510            $0
Gary M. Jacobs              20,000      $  349,500       200,000                0         $890,625            $0
Andrew Jacobson             30,000      $  701,637        45,000           25,000         $118,750            $0

-----------------------

(1) Based on a price of $22.00 per share, the closing bid price for our common stock on The Nasdaq National Market on June 30, 2001.

1993 Executive Stock Option Plan

     In July 1993, we adopted the 1993 Executive Stock Option Plan, which we refer to in this notice of annual meeting as the 1993 Plan, under which we granted to Irwin D. Simon, our founder, president and chief executive officer, options to purchase 600,000 shares of our common stock, 65,000 of which were exercised in fiscal 2001. The exercise price of options designed to qualify as incentive options is $3.58 per share and the exercise price of non-qualified options is $3.25 per share. The options expire in 2003.

1994 Long Term Incentive and Stock Award Plan

     In December 1994, we adopted the 1994 Long Term Incentive and Stock Award Plan, which we refer to in this notice of annual meeting as the 1994 Plan. The 1994 Plan, as amended, provides for the granting of incentive stock options to employees and directors to purchase up to an aggregate of 6,400,000 shares of our common stock with a maximum individual limit of 1,000,000 shares in any calendar year. The 1994 Plan is administered by the compensation committee of the board of directors. All of the options granted to date under the 1994 Plan have been incentive or non-qualified stock options providing for exercise prices not less than the fair market price at the date of grant, and expire 10 years after date of grant. At the discretion of the compensation committee, options are exercisable upon grant or over an extended vesting period. During fiscal year 1999, options to purchase 1,175,600 shares were granted at prices from $12.125 to $21.50 per share, options to purchase 322,950 shares were exercised and options to purchase 23,750 shares were canceled. During fiscal year 2000, options to purchase 372,550 shares were granted at prices ranging from $21.188 to $33.50 per share, options to purchase 127,900 shares were exercised and options to purchase 14,750 shares were canceled. During fiscal year 2001, options to purchase 1,339,100 shares were granted at prices ranging from $27.125 to $36.6875 per share, options to purchase 340,525 shares were exercised and options to purchase 12,475 shares were canceled. At June 30, 2001, options to purchase 2,332,325 shares were available for grant under the 1994 Plan.

1996 Directors Stock Option Plan

     In December 1995, we adopted the 1996 Directors Stock Option Plan, which we refer to in this notice of annual meeting as the Directors Plan. The Directors Plan provides for the granting of stock options to non-employee directors to purchase up to an aggregate of 750,000 shares of our common stock. During fiscal year 1999, options for an aggregate of 95,000 shares were granted at a price of $17.625 per share, options to purchase 90,000 shares were exercised and no options were canceled. During fiscal year 2000, options for an aggregate of 103,500 shares were granted at prices of $23.25 and $26.063 per share, options to purchase 80,000 shares were exercised and no options were canceled. During fiscal year 2001, options for an aggregate of 140,000 shares were granted at prices of $27.75 and $32.125 per share, options to purchase 51,000 shares were exercised and no options were canceled. No options may be granted under the Directors Plan after December 2000 and 186,500 shares were cancelled due to expiration of the Directors Plan.

2000 Directors Stock Option Plan

     In May 2000, we adopted a new 2000 Directors Stock Option Plan, which we refer to in this notice of annual meeting as the 2000 Directors Plan. The 2000 Directors Plan provides for granting of stock options to non-employee directors to purchase up to an aggregate of 750,000 shares of our common stock. At June 30, 2001, no options were granted under the 2000 Directors Plan.

Celestial Plans

     In connection with the Merger, we assumed Celestial's 1993 Long-Term Incentive Plan and 1994 Non-Employee Director Compensation Plan, which we refer to in this notice of annual meeting collectively as the Celestial Plans. Following the consummation of the Merger, no options to purchase shares of common stock will be granted under the Celestial Plans. During fiscal year 2001, options to purchase 801,553 shares were exercised and options to purchase 2,795 shares were cancelled. As of June 30, 2001 options to purchase 463,458 shares of common stock were outstanding under the Celestial Plans.


                          REPORT OF THE AUDIT COMMITTEE

     Our audit committee is comprised of three independent directors and operates under a written charter. The audit committee, in its oversight role over (1) our financial accounting and reporting process, (2) our system of internal controls established by management and (3) the external audit process, has met with management and our independent auditors. Discussions about our audited financial statements included our independent auditor's judgments about the quality, not just the acceptability, of our accounting principles and underlying estimates used in our financial statements, as well as other matters, as required by Statement on Auditing Standards No. 61, Communication with Audit Committees ("SAS 61"), as amended by Statement on Auditing Standards No. 90, Audit Committee Communications ("SAS 90") and by our Audit Committee Charter. In conjunction with the specific activities performed by the audit committee in its oversight role, it issued the following report as of September 4, 2001:

     1. The audit committee has reviewed and discussed the audited financial statements as of and for the year ended June 30, 2001 with our management.

     2. The audit committee has discussed with the independent auditors the matters required to be discussed by SAS 61 and SAS 90.

     3. The audit committee has received from the independent accountants, as required by Independence Standards Board Standard No.1, Independence Discussions with Audit Committee, (i) a written disclosure, indicating all relationships, if any, between the independent auditor and its related entities and the company and its related entities which, in the auditor's professional judgment, reasonably may be thought to bear on the auditor's independence, and (ii) a letter from the independent auditor confirming that, in its professional judgment, it is independent of the company; and the audit committee has discussed with the auditor the auditor's independence from the company.

     Based on the review and discussions referred to in paragraphs (1) through
(3) above, the audit committee recommended to the board of directors, and our board has approved, that the audited financial statements should be included in our Annual Report on Form 10-K for the fiscal year ended June 30, 2001 for filing with the Securities and Exchange Commission.

                                           James S. Gold, Chairperson
                                           Jack Futterman
                                           Gregg Ostrander

     Total fees paid to Ernst & Young LLP were $1,324,000 and $730,000 during fiscal 2001 and 2000, respectively. During fiscal 2001, $250,000 was paid for audit services and $1,074,000 was paid for other services. During fiscal 2000, $360,000 was paid for audit services and $370,000 was paid for other services. There were no fees paid for information technology services in either year.

                                  REPORT OF THE
                             COMPENSATION COMMITTEE
                            ON EXECUTIVE COMPENSATION

     Compensation Committee. Our compensation committee is responsible for determining the compensation of our executive officers. The compensation committee also administers the 1994 Plan and discretionary grants under our 2000 Directors Plan.

     The compensation committee is currently comprised of Ms. Bronner, Mr. Heyer, Ms. Hahn and Mr. Meltzer, with Ms. Bronner acting as chairperson. Decisions and recommendations by the compensation committee are made on the basis of an assessment of corporate performance and a review of supporting data, including historical compensation data of other companies within the industry. Although actions with respect to various programs are taken at different times, consideration of each is made in the context of our overall compensation package.

     Section 162(m) of the Internal Revenue Code generally limits the deductible amount of annual compensation paid to certain individual executive officers (i.e., the chief executive officer and our other most highly compensated executive officers) to no more than $1 million. Considering the current structure of executive officer compensation, the compensation committee believes that we will not be denied any significant tax deductions for fiscal 2001. The compensation committee will continue to review tax consequences as well as other relevant considerations in connection with compensation decisions.

     Compensation Philosophy. Our executive compensation program is designed to provide competitive levels of remuneration and assist us in attracting and retaining qualified executives. The compensation committee is committed to the objectives of linking executive compensation to corporate performance and providing incentives which align the interests of our executives with the interests of our stockholders. This philosophy underlies executive compensation policies designed to integrate rewards with the attainment of annual and long-term performance goals, reward significant corporate performance and recognize individual initiatives and achievements. It is performance which most significantly influences an individual executive's compensation level. As a result, actual compensation levels in any particular year may be above or below those of our competitors, depending upon our performance. The executive compensation program is comprised of salary, annual cash incentives and long-term, stock-based incentives. The following is a discussion of each of the elements of the executive compensation program along with a description of the decisions and actions taken by the compensation committee with regard to fiscal 2001 compensation:

          Base Salary. We establish salary ranges for each of our executive positions based on appropriate external comparisons, internal responsibilities and relationships to other corporate positions. Existing base salaries and annual escalations for the named executives were established based on the foregoing factors and in negotiation with each of the executives in connection with their employment by us.

          Annual Incentive. We may pay annual cash bonuses in any year to reward significant corporate accomplishments and individual initiatives which contributed to the attainment of targeted goals relating to product sales, product margins, return on capital employed, earnings per share and stockholder return. If the compensation committee determines that corporate results are such that a bonus program is warranted, then each executive's accomplishments are assessed as to their impact on corporate results. Contributions must be above and beyond normal expectations. The chief executive officer meets with the compensation committee to review corporate results, the individual executive's contributions and his recommendations as to annual incentive payments.

          Long-Term Incentives. The 1994 Plan and the 1993 Plan were approved by stockholders for the purpose of promoting the interests of our stockholders by: (1) attracting and retaining executives and other key employees of outstanding ability; (2) strengthening our capability to develop, maintain and direct a competent management team; (3) motivating executives and other key employees, by means of performance-related incentives, to achieve longer-range performance goals; (4) providing incentive compensation opportunities which are competitive with those of other comparably situated corporations; and (5) enabling such employees to participate in our long-term growth and financial success.

          Chief Executive Officer Compensation. The compensation committee is responsible for determining the appropriate compensation for our chief executive officer based on a variety of criteria, including our performance and the chief executive officer's performance, the compensation of the chief executive officers of comparable companies and other market factors. In fiscal 2000, the compensation committee worked with Mr. Simon in the preparation of his employment agreement described above, then recommended the adoption of the employment agreement to our board of directors, which adopted it unanimously.

          Compensation Committee:                Beth L. Bronner, Chairperson
                                                 Andrew R. Heyer
                                                 Marina Hahn
                                                 Roger Meltzer

                                PERFORMANCE GRAPH

     The following graph compares the performance of our common stock to the S&P 500 Index and to the Standard & Poor's Food Group Index for the period from June 30, 1996 through June 30, 2001. The comparison assumes $100 invested on June 30, 1996.

                             Hain              S&P 500         S&P Food Group
                             ----              -------         --------------

         6/30/96             100.0               100.0              100.0
         6/30/97             142.6               132.0              136.6
         6/30/98             766.7               169.1              171.3
         6/30/99             611.1               204.7              150.6
         6/30/00            1087.0               216.9              129.9
         6/30/01             651.9               182.6              145.7


                                 PROPOSAL NO. 2
              RATIFICATION OF THE SELECTION OF INDEPENDENT AUDITORS

     It is the practice of the board of directors to designate the accounting firm that will serve as our independent auditors. The audit committee has recommended that Ernst & Young LLP be selected to audit our financial statements for the fiscal year ending June 30, 2002 and the board of directors has approved the selection of Ernst & Young LLP. Ernst & Young LLP audited our financial statements for the fiscal years ended June 30, 1996 through June 30, 2001. Unless a contrary vote is indicated, the proxies solicited hereby will be voted FOR the ratification of the selection of Ernst & Young LLP as independent auditors for the fiscal year ending June 30, 2002.

     The audit committee reviews and approves the audit and non-audit services to be provided by our independent auditors during the year, considers the effect that performing those services might have on audit independence and approves management's engagement of our independent auditors to perform those services.

     Ernst & Young LLP expects to have a representative at our 2001 annual meeting of stockholders who will have the opportunity to make a statement and will be available to respond to appropriate questions.

                                 PROPOSAL NO. 3
                              STOCKHOLDER PROPOSAL

     Jill Ratner, the holder of 706 shares of our common stock, who can be contacted c/o Harrington Investments, Inc., 1001 Second Street, Suite 325, Napa, CA 94559, has informed us that she intends to present the following proposal at the Annual Meeting of Stockholders.

     Adoption of the following proposal will require the affirmative vote of holders of a majority of the shares of common stock represented in person or by proxy at the meeting. Securities and Exchange Commission rules require that we reprint the proposal and supporting statement as they were submitted to us.

                              Stockholder Proposal

     RESOLVED: Shareholders request that the Board of Directors review our Company's sales of food products containing genetically engineered (GE) ingredients and report to shareholders by August 2002 (at reasonable cost and omitting proprietary information). This report would identify the risks, financial costs and benefits, and environmental impacts of the continued use of genetically engineered crops, organisms, or products thereof from all food products sold under the Company's brand names or private labels.

                              Supporting Statement

     International markets for genetically engineered (GE) foods are threatened by extensive resistance:

     o Europe's larger food retailers have committed to removing GE ingredients from their store-brand products, as have some U.S. retailers;
     o In the UK, McDonald's, Burger King, and Kentucky Fried Chicken exclude GE soy and corn ingredients from their menus;
     o McCain Foods of Canada announced it would no longer accept genetically engineered Bt potatoes for their brand-name products (11/99);
     o Gerber Products announced it would not allow GE corn or soybeans in any of their baby foods (7/99);
     o PepsiCo's Frito Lay asked farmers that supply corn for their chips to supply only non-GE corn (1/2000);
     o Since 2000, hundreds of millions of dollars have been spent by food companies in recalling food containing GE corn not approved for human consumption;
     o Once in effect, the Biosafety Protocol, approved by representatives of over 130 countries (1/2000), will require that genetically engineered organisms (GEOs) intended for food, feed and processing must be labeled "may contain GEOs", and countries can decide whether to import those commodities based on a scientific risk assessment.

     There is scientific concern that genetically engineered agricultural products may be harmful to humans, animals, or the environment:

     o Some GE crops have been engineered to have higher levels of toxins, such as Bacillus thuringiensis (Bt), to make them insect-resistant;
     o Research has shown that Bt crops are building up Bt toxins in the soil, thereby disturbing soil ecology and impacting beneficial organisms and insects (12/1999, 5/2000);
     o The National Academy of Sciences report, Genetically Modified Pest-Protected Plans, recommends development of improved methods for identifying potential allergens in GE pest-protected plants. The report found potential gaps in regulatory coverage. (4/2000)
     o Uncertainty about the ecological risks of genetically engineered crops persists. (Science 12/15/2000);

     Furthermore, labeling of GE foods is required in the European Union and Japan, proposed in other countries, and favored by between 70% and 94% of people surveyed in numerous option polls in the U.S.

     We urge that this report:

     1) identify the scope of the Company's products that are derived from GE ingredients;
     2)   identify sources of alternative non-GE food ingredients;
     3) outline a contingency plan for sourcing non-GE ingredients should circumstances so require; and
     4) cite evidence of long-term safety testing that demonstrates that GE crops, organisms, or products thereof are actually safe for humans, animals, and the environment.

     We believe that in undertaking this critical study, our Company addresses issues of financial, legal and reputational risk, competitive advantage, and brand name loyalty in the marketplace.

                                 HAIN'S RESPONSE

The Board of Directors and Management Oppose the Foregoing Proposal and Recommend a Vote AGAINST it for the following reasons:

We have provided high quality natural and specialty food products to consumers since our inception. We have, and always will have, the greatest concern for food safety. We recognize that the issues of biotechnology and genetically engineered organisms (GEOs or GMOs) raise concerns with certain consumers, and to date we have taken the steps that we believe are appropriate to address these consumer concerns, while at the same time maintaining the flexibility in our product development necessary to conduct our business in a competitive marketplace.

In 1999, we adopted a GMO corporate policy in which we stated our goal of producing our natural and organic products without the use of GMOs. In furtherance of our policy, we have implemented a corporate GMO program, based on the EU/UK model, which includes:

o        Ingredient Risk Assessment and Classification;
o        Supplier Audits/Identity Preserve Programs;
o        Testing Programs; and
o        Labeling.

In addition, we have identified the major challenges that face us in fully implementing our GMO corporate policy, including issues relating to the storage and distribution systems used for agricultural commodities in the United States and elsewhere, and are taking the appropriate proactive measures needed to achieve our stated objective.

The proponents request that our board of directors review our sales of food products containing genetically engineered ingredients and report to our stockholders the risks, financial costs and benefits, and the environmental impacts of the continued use of genetically engineered ingredients in our food products. As described above, we have already conducted an internal review of these matters, and our management and board of directors believe that any additional study would not be in the best interest of our company, our stockholders or our customers for several reasons, including:

o we believe our current policy and program, into which we have contributed substantial time and resources, is the appropriate approach in addressing the proponents' concerns;
o we believe any additional study would divert our management's attention from our day-to-day operations and, in light of our existing corporate policy and program, would not provide new information useful in improving the quality or safety of our food products; and
o we are concerned that any report to stockholders of the results of any such study may require us to disclose proprietary information regarding our products or processes which could harm our competitive position.

Therefore, our management and board of directors believe this stockholder proposal should be rejected.

                              CERTAIN RELATIONSHIPS

     On September 27, 1999, we announced an agreement with H.J. Heinz Company to form a strategic alliance for the global production and marketing of natural and organic foods and soy-based beverages. In connection with the alliance, we issued 2,837,343 investment shares of our common stock to Boulder, Inc. (formerly known as Earth's Best), a wholly owned subsidiary of Heinz, for an aggregate purchase price of $82,383,843. In addition, in a separate transaction, we announced on September 27, 1999 that we had purchased the Earth's Best trademarks. In consideration for the trademarks, we paid $4,620,000 in cash and issued 670,234 shares of our common stock to Boulder, valued at $17,380,000. In connection with the issuance of these shares, Hain and Boulder entered into an investor's agreement that provides for the appointment to our board of directors of one member nominated by Boulder, Inc., currently Mr. Jimenez, and one member jointly nominated by Boulder and Hain, which position is currently vacant. Mr. Jimenez is President and Chief Executive Officer of Heinz North America, a division of H.J. Heinz Company.

     In accordance with the provisions of the investor's agreement relating to Boulder's right to maintain its ownership percentage following certain issuances by us of our common stock, on June 19, 2000, we issued an additional 2,582,774 shares of common stock to Boulder at an aggregate purchase price of $79,743,147 in connection with the Merger. Under the investor's agreement described above, Boulder has agreed to vote its shares in favor of nominees for directors listed in Proposal No. 1.

     In fiscal 2001, we paid to H.J. Heinz Company approximately $2,759,000 in purchases, royalties and profit sharing fees.

     Mr. Ostrander, who is nominated for re-election as a director, is the Chairman, President and Chief Executive Officer of Michael Food, Inc. Kohler Mix Specialties, a subsidiary of Michael, produces half gallon cartons of Westsoy refrigerated milk for Hain under a co-packing agreement. In fiscal 2001, Hain paid Kohler approximately $347,000 under the co-packing agreement.

     Mr. Gold, who is nominated for re-election as a director, is a managing director of Lazard Freres & Co LLC, which provides financial advisory and other investment banking services to us from time to time. Mr. Meltzer, who is nominated for re-election as a director, is a partner at the law firm Cahill Gordon & Reindel. Cahill Gordon & Reindel provides legal services to us from time to time.

Compliance with Section 16(a) of the Securities Exchange Act of 1934

     Section 16(a) of the Securities Exchange Act of 1934 requires our executive officers and directors and persons who own more than 10% of a registered class of our equity securities to file initial reports of beneficial ownership and changes in such with the SEC. Such officers, directors and stockholders are required by SEC regulations to furnish us with copies of all Section 16(a) forms they file. Based solely on a review of the copies of such forms furnished to us and written representations from our executive officers and directors, all persons subject to the reporting requirements of Section 16(a) filed the required reports on a timely basis, except for one late filing on behalf of each of Mr. Jacobson and Ms. Deutsch.

                                  OTHER MATTERS

     Management does not know of any other matters that will come before the meeting, but should any other matters requiring a vote of stockholders arise, including any question as to an adjournment of the meeting, the persons named on the enclosed proxy will vote thereon according to their best judgment in our interests.

                              STOCKHOLDER PROPOSALS

     We will not consider including a stockholder's proposal for action at our 2002 Annual Meeting of Stockholders in the proxy material to be mailed to our stockholders in connection with such meeting unless such proposal is received at our principal office no later than July 6, 2002.


By order of the board of directors,



Gary M. Jacobs
Corporate Secretary

Dated:  November 12, 2001


Your vote is important. Stockholders who do not expect to be present at the Annual Meeting and who wish to have their stock voted are requested to sign and date the enclosed proxy and return it in the enclosed envelope. No postage is required if mailed in the United States.

                         THE HAIN CELESTIAL GROUP, INC.


     This Proxy is solicited on Behalf of the Board of Directors of The Hain Celestial Group, Inc. (the "Company"). The undersigned hereby appoints Irwin D. Simon and Gary M. Jacobs, or either of them, proxies, each with full power of substitution, to vote the shares of the undersigned at the Annual Meeting of Stockholders of the Company on December 11, 2001, and any adjournments thereof, upon all matters as may properly come before the meeting. Without otherwise limiting the foregoing general authorization, the proxies are instructed to vote as indicated herein. If no instruction is given the shares will be voted "FOR" items 1 and 2 and "AGAINST" item 3 below, each of said items being more fully described in the Notice of such meeting and the accompanying Proxy Statement, receipt of which are hereby acknowledged.

      The Board of Directors Recommends You Vote "FOR" items 1 and 2 Below

     1. Election of Directors

        FOR all nominees listed below [  ]      WITHHOLD AUTHORITY [  ]
        (except as marked to the contrary       to vote for all nominees
        below)                                  listed below

        (Instructions: to withhold authority to vote for an individual nominee, strike a line through the nominee's name listed below.)
               Irwin D. Simon, Morris J. Siegel, Andrew R. Heyer, Beth L. Bronner, Jack Futterman, James S. Gold, Joseph Jimenez, Marina Hahn, Gregg A. Ostrander, Roger Meltzer

     2. To ratify the appointment of Ernst & Young LLP, to act as independent auditors of the Company for the fiscal year ending June 30, 2002.

         For [  ]                  Against [  ]             Abstain [  ]


        The Board of Directors Recommends You Vote "AGAINST" item 3 Below

     3. To consider and act upon a stockholder proposal, if presented at the meeting by its proponents, requesting the Board of Directors review sales of food products containing genetically engineered ingredients and report to stockholders certain findings related thereto by August 2002.

         For [  ]                  Against [  ]             Abstain [  ]

                      Please Complete All Information Below


                             Signature:_________________________________________
                             Signature:_________________________________________
                             Dated:______________________________________ 2001
                                   Please sign exactly as names appear hereon, indicating official position or representa-tive capacity, if any. If shares are held jointly, both owners should sign.